SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  December 9, 2014
Bankwell Financial Group, Inc.
 (Exact name of registrant as specified in its charter)

Connecticut	001-36448	20-8251355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Elm Street
New Canaan, Connecticut 06840
(Address and Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  Effective December 9, 2014 the Compensation Committee (the "Committee") of the Board of Directors of Bankwell Financial Group, Inc. (the "Company") established and approved  performance goals and the grant of long-term incentive awards for 2014 pursuant to the Company's 2012 Stock Plan approved by shareholders.  These long-term incentive awards are designed to encourage decisions with a long-term focus, link pay opportunities with long-term shareholder value creation, enhance the retention power of the Company's compensation program and balance annual incentive programs to provide award opportunities based on longer-term success. In addition, the awards reflect consideration of tenure greater than 5 years.  The awards represent a mix of time vested restricted stock (35%) and performance shares (65%).  The time vested restricted stock vests ratably over 5 years (For Chairman Drexler, 3 instalments, with 10,000 shares vesting immediately and the others December 1, 2015 and 2016) while the performance shares vest upon satisfaction of goals within a five year period but not earlier than three years.

The following grants were made to the Executive Chairman and Named Executive Officers:

	Shares of Restricted Stock	Target Performance Shares
Blake S. Drexler, Executive Chairman	30,000	---

Gail E.D. Brathwaite, Executive Vice President and Chief Operating Officer of the Company and the Bank	5,250	9,750
Heidi S. DeWyngaert, Executive Vice President and Chief Lending Officer of the Company and President of the Bank	6,300	11,700
Ernest J. Verrico, Executive Vice President and Chief Financial Officer of the Company and the Bank	5,775	10,725

Performance Shares

The actual number of performance shares to be earned will be based on performance criteria over a five-year performance period based on the company's stock price being at or above $25, $27 and $29 per share over a 60 day consecutive period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKWELL FINANCIAL GROUP, INC.
Registrant

December 11, 2014	By: /s/ Ernest J. Verrico, Sr.
Ernest J. Verrico, Sr.
Executive Vice President
and Chief Financial Officer